UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12.

AmerInst Insurance Group, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AmerInst Insurance Group, Ltd.

c/o USA Risk Group (Bermuda), Ltd.

Windsor Place

18 Queen Street, 2nd Floor

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

JUNE 2, 2005

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the Waterloo House, 100 Pitts Bay Road, Alfred Blackburn Suite, Hamilton, HM BX, Bermuda on Thursday, June 2, 2005, at 1:30 p.m., local time, for the following purposes:

1.	To elect four directors;

2.	To ratify the appointment of Deloitte & Touche as our independent auditors for fiscal year 2005;

3.	To consider and act upon two shareholder proposals, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You can vote at the annual meeting in person or by proxy if you were a stockholder of record on April 18, 2005. Copies of our proxy statement, a proxy and our annual report accompany this notice. It is important that your shares are represented at the annual meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card as soon as possible. We appreciate your cooperation.

By order of the Board of Directors

Ronald S. Katch

Chairman of the Board

May 13, 2005

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED

PROXY AND RETURN IT PROMPTLY. THE PROXY IS

REVOCABLE AT ANY TIME PRIOR TO ITS USE.

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 2, 2005

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2005, and at any postponement or adjournment of that meeting. The meeting is to be held at the Waterloo House, 100 Pitts Bay Road, Alfred Blackburn Suite, Hamilton, HM BX, Bermuda at 1:30 pm, local time, on June 2, 2005.

If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the annual meeting, to Secretary, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, or by voting in person at the meeting.

Our principal executive offices are located at Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone 441-296-3973). This Proxy Statement is dated May 13, 2005, and we expect to mail proxy materials to you beginning on or about May 13, 2005. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AIIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

BACKGROUND OF SHAREHOLDER PROPOSALS

As the Company has previously disclosed, Bruce W. Breitweiser, a shareholder and former director of the Company, has twice made proposals to acquire the Company. The first such acquisition proposal was made three months after Mr. Breitweiser ceased to serve as a director of the Company. After the Board considered and rejected this first acquisition proposal, he submitted a shareholder proposal at the 2004 annual general meeting, which failed to pass. Mr. Breitweiser submitted a second acquisition proposal in late 2004, which the Board also determined would jeopardize the mission of the Company and was inadequate as to price.

This proxy statement includes two shareholder proposals that the Company has been informed will be presented at the upcoming annual meeting. The Board believes shareholders should evaluate these proposals in light of the background described above. The first proposal has been presented by Adelbert Hallisey, and is substantially identical to the shareholder proposal presented by Mr. Breitweiser at the 2004 annual meeting. The second proposal has been presented by Mr. Breitweiser himself. We strongly urge you to read the statements by the Board in opposition to each proposal, which are set forth in this proxy statement following the proposals, and which contain additional information concerning the background of the proposals. FOR THE REASONS SET FORTH IN THE BOARD’S STATEMENTS, THE BOARD RECOMMENDS THAT YOU VOTE AGAINST EACH SHAREHOLDER PROPOSAL.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on April 18, 2005 are entitled to vote at the annual meeting of stockholders. The only issued and outstanding voting stock of the Company is our common stock, of which 331,751 shares were outstanding on the record date. Each share of common stock is entitled to one vote. We need at least two persons present in person at the annual meeting and representing in person or by proxy at least one-third of the total issued and outstanding voting common shares to hold the annual meeting.

The election of directors, appointment of Deloitte & Touche as our independent auditors, the approval of the shareholder proposals, if properly presented at the meeting, and approval of any other action or actions proposed to be taken at the annual meeting, require the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or represented by proxy. On the proposals to appoint Deloitte & Touche and to consider the shareholder proposals, if properly presented at the meeting, you can vote to “abstain”. If you vote to “abstain”, your shares will not be counted in the determination of the common shares voting on such matter, but are counted for quorum purposes. Broker non-voters are also not counted in the vote, but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the meeting.

ITEM 1—ELECTION OF DIRECTORS

Our board currently has nine members as fixed by a stockholder resolution of July 2, 1999. Our bye-laws divide the directors into three classes. The directors in a given class are elected for a term of three years, and the term of each class expires in a different year. Our board, upon recommendation of our nominating committee, has nominated Jeffry I. Gillman, Irvin F. Diamond and Jerrell A. Atkinson, whose terms expire this year, each to a three-year term expiring at the 2008 annual meeting, and John T. Schiffman, whose term expires this year, to a one-year term expiring at the 2006 annual meeting, or until their successor(s) shall have been duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for election of these four nominees. If any nominee would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person as the Board of Directors at the time recommends to serve in place of such nominee.

Presented below is the name, age, officer position with the Company, principal business experience during the last five years, and other information regarding each person proposed to be nominated for election as a director as well as the continuing directors. Our officers are elected annually by the Board of Directors to serve for a term of one year or until a successor is duly elected and qualified.

Nominees for Election as Directors for a three year term expiring in 2008

Jeffry I. Gillman, CPA, age 63, Director of the Company since February 1999. Director of AIIG from February 1999 to December 1999. Mr. Gillman has been the President of Gillman & Shapiro, P.A., a certified public accounting firm in Stuart, Florida, USA since 1977. Former member of the AICPA Professional Liability Insurance Plan Committee (“PLIP”). Former founding Trustee of the Florida Institute of CPAs Health Benefit Trust and former Vice President of the Florida Institute of CPAs.

Irvin F. Diamond, CPA, age 63, Director of the Company since July 1999. Director of AIIG from February 1999 to December 1999. Principal in REDW Business & Financial Resources, LLC, a public accounting firm, since 1974. Current member of the Board of Directors of First National Bank of Santa Fe and Coopers, Inc., a closely-held apparel retailer. Former member and Vice President of the AICPA Board of Directors. Former President of the New Mexico Society of Certified Public Accountants. Mr. Diamond is a Certified Financial Planner, an AICPA Personal Financial Specialist, a Registered Investment Advisor and a Certified Valuation Analyst (C.V.A.).

Jerrell A. Atkinson, CPA, age 63, Director of the Company since September 1999. Founder of Business Advisory Services which provides business advice, damage assessment and mediation services. CPA (retired), founder of Atkinson & Company, Ltd. a certified public accounting firm, and senior director of Atkinson & Company, Ltd. from 1971 to 2000. Managing Director of Atkinson & Company, Ltd. from 1971 to

2000. Former member of the AICPA Life and Disability Insurance Committee and the AICPA Benevolent Fund, Inc. Former member of the AICPA Board of Directors, Finance Committee, P.C.P.S. Division of firms (Chairman—1990–1993) and M.A.P. Committee. Former President of the New Mexico Society of CPA’s. Mr. Atkinson is also a Certified Valuation Analyst (C.V.A.).

Nominee for Election as Director for a one year term expiring in 2006

John T. Schiffman, CPA, age 64, Director of the Company since September 2003. President of Schiffman & Company, P.C., Hanover, New Hampshire, a CPA and management advisory firm, since 1995. He is a former Director & Chair—Audit Committee P.S.N.H. (NYSE). Former President of the New Hampshire CPA Society. Chairman AICPA Life Insurance Trust and currently serves as a Member, National Accreditation Commission. He is licensed to practice in New Hampshire and Vermont, qualified as a Certified Valuation Analyst (C.V.A.) and has extensive ADR and litigation service experience. He is the founder of CPAArbitrator.com, Community Tax Prep LLC, and the owner of Dartmouth Bookstore, Inc. He currently serves both as a Director and Secretary of Bethel Mills, Inc. and Northern Communities Investment Corporation. Prior to establishing his own firm, he was Chairman of Smith, Batchelder & Rugg, a large regional firm, which was liquidated in 1995.

The board recommends that you vote “FOR” the election

of Messrs. Gillman, Diamond, Atkinson and Schiffman.

Directors Continuing in Office—term expiring in 2006

Ronald S. Katch, CPA, age 71, Chairman of the Board of Directors since December 1999. Director of the Company since July 1998. Treasurer of AIIG from 1991 to December 1999. Director of AIIG from its formation in September of 1987 to December 1999. Managing Partner of Katch, Tyson & Company, CPAs, located in Northfield, Illinois, USA. Former member and Chairman of PLIP.

Murray Nicol, CA, age 38, Director, Vice President and Treasurer of the Company since November 2002. Senior Account Manager and Vice President of USA Risk Group (Bermuda) Ltd. since February 2002. Account Manager at Marsh Bermuda from February 1998 through January 2001. Audit Senior at Anderson, Anderson & Brown (Scotland) from June 1992 to January 1998. Mr. Nicol is a Chartered Accountant.

Directors Continuing in Office—term expiring in 2007

Stuart H. Grayston, age 64, President of USA Risk Group (Bermuda) Ltd. since November 2001. Director and President of the Company since May 2002. Founder and President of Grayston Consulting Services since April 1993. Mr. Grayston was with Frank B. Hall from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977.

Jerome A. Harris, CPA, age 62, Director of the Company since July 1998. Vice Chairman of the Company since June 2003. Assistant Secretary of the Company since September 1999. Secretary and Assistant Treasurer of AIIG from May 1998 to December 1999. Assistant Secretary and Assistant Treasurer of AIIG from December 1995 through May 1998. Director of AIIG from May 1995 to December 1999. Managing Partner of the Harris Consulting Group, LLC and a Partner in the consulting firm The Pivotal Factor, LLC. Managing Partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm, Chicago, Illinois, USA from 1978 to December 2003. Senior Managing Director of American Express Tax and Business Services from 1997 to December 2003. Partner of Altschuler Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to December 2003. Founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd. (“ALAC”). Former Chairman of the Illinois CPA Society Insurance Liability Task Force. Former member of the governing council of the AICPA and former Vice Chairman, Secretary and Director of the Illinois CPA Society.

David N. Thompson, CPA, age 54, Director of the Company since July 1998. Assistant Secretary of the Company since September 1999. Director of AIIG from May 1998 to December 1999. Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace since 1996. He also held positions as President and CEO of Millers American Group in 1998 and 1999, and Senior Vice President—Mergers and Acquisitions, at Meadowbrook Insurance Group, Inc., in 1998, and prior thereto he was the Practice Leader of the Alexander and Alexander Affinity Group, and Chairman, President and Chief Executive Officer, with Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. Mr. Thompson is a CPA (inactive).

Executive and Director Compensation

Our executive officers are not compensated for serving in those capacities. Our full Board of Directors sets the compensation for the directors of the Company.

Our directors who are not employed by USA Risk Group (Bermuda) Ltd., the management company, receive an annual retainer of $15,000. They are also paid $700 per half day for each board meeting and $175 per hour for each committee meeting attended during the calendar year. All of our officer positions are filled by directors without any salary or other compensation. Directors are entitled to receive reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The chairman of the board, as well as the chairman of each committee, excluding nominating, receives an annual retainer of $5,000 each.

None of our directors received compensation from us exceeding $60,000 during our 2004 fiscal year. The total compensation of all directors in 2004 was $312,848.

We have a management agreement with USA Risk Group (Bermuda) Ltd., pursuant to which USA Risk Group (Bermuda) Ltd. has agreed to provide management services to us. Stuart Grayston, our President, and Murray Nicol, our Vice President and Treasurer, are employed by USA Risk Group (Bermuda) Ltd. and are both residents of Bermuda. Neither Mr. Grayston nor Mr. Nicol is separately compensated by us for serving as one of our directors or executive officers.

Meetings and Committees of the Board

There were seven committees of the Board of Directors during 2004, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman, Atkinson, and Schiffman
Finance Committee	Messrs. Harris, Diamond, and Nicol
Investment Committee	Messrs. Thompson, Diamond, and Nicol
Nominating Committee	Messrs. Harris and Thompson
Public Relations Committee	Messrs. Schiffman, Atkinson, and Grayston
Shareholder Relations Committee	Messrs. Gillman, Atkinson, and Grayston
Underwriting, Actuarial and Reinsurance Committee	Messrs. Harris, Thompson, and Grayston

The seven standing committees, respectively, have and may exercise the full power of the Board of Directors, as to all matters relating to: the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board of Directors; coordination of press releases and other communications with the public; ownership, transfer or redemption of our common shares; and the review and negotiation of reinsurance contracts.

The Board of Directors held a total of four meetings during 2004. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each committee of the Board on which such directors served.

During 2004, the audit committee met five times, the investment committee met four times, the finance committee met once, the nominating committee met once; the underwriting, actuarial and reinsurance committee met four times. During 2004, the shareholder relations committee and the public relations committee conducted their respective committee business without a meeting.

The Board of Directors has adopted a written charter for the audit committee (which was attached as Appendix A to our proxy statement for our 2004 Annual General Meeting). The audit committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board of Directors as to their suitability for recommendation to the stockholders for appointment, approve any material, non-audit services to be rendered by such independent auditors, and review and resolve any differences of opinion between such independent auditors and management relating to the preparation of our financial statements. The audit committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Gillman, Atkinson and Schiffman are currently the members of the audit committee. Our Board of Directors has determined that all of the members of the audit committee satisfy the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

We do not have a formal policy regarding attendance by members of our Board of Directors at the annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2004 Annual General Meeting.

Board Member Nominations

If you are a stockholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors at that meeting. The Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by a stockholder as recommendations submitted by any other person or entity. The Nominating Committee operates under a written charter, which is available at www.AmerInst.bm. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation. Stockholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled, “Shareholder Proposals for the 2006 Annual Meeting.” Our Board of Directors has determined that all of the members of the Nominating Committee are independent as that term is defined for purposes of the National Association of Securities Dealers’ listing standards.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with either the Company’s non-employee directors or the full Board. The chair of the Shareholder Relations Committee will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to the chair of the Shareholder Relations Committee, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda), Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by the Secretary of the Company and all substantive communications will be referred to the chair of the Shareholder Relations Committee. All such communications will be reviewed and, if necessary, investigated and/or addressed by the chair of the Shareholder Relations Committee and the status of such communications will be reported to the non-employee directors or the full Board on a quarterly basis.

Report of the Audit Committee

Our audit committee consists of three directors, Mr. Gillman, Mr. Atkinson and Mr. Schiffman, all of whom are independent directors, as that term is defined for purposes of the National Association of Securities Dealers’ listing standards. Their report is as follows:

TO OUR FELLOW SHAREHOLDERS:

Management has primary responsibility for the integrity of our financial information. Deloitte & Touche has audited our financial statements in accordance with generally accepted auditing standards and expressed an opinion on our financial statements based on those audits. Your audit committee is responsible for overseeing the conduct of these activities by management and Deloitte & Touche.

As part of our responsibility, the audit committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche. The audit committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche that firm’s independence.

Based upon these reviews and discussions, the audit committee has recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 24, 2005

Jeffry I. Gillman, Chairman

Jerrell A. Atkinson

John T. Schiffman

ITEM 2—APPOINTMENT OF AUDITORS

Subject to your ratification, the audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche to serve as our independent auditors for 2005. Deloitte and Touche LLP has been our independent auditor since we changed our domicile to Bermuda in 1999. We retained Deloitte & Touche due to its expertise with respect to Bermuda domiciled entities.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte & Touche for audit and other services for the periods indicated.

	2003	2004
Audit Fees	$77,500	$102,128
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$77,500	$102,128

For both 2003 and 2004, audit services consisted of the audit of our annual consolidated financial statements and the review of our quarterly financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditors on a case-by-case basis. In making such determinations, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte & Touche are expected to be present at the annual meeting, and they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte & Touche as independent auditors for 2005.

ITEM 3(a)—SHAREHOLDER PROPOSAL #1

The Company has been advised by Adelbert L. Hallisey, Executive Partner, Hallisey & D’Agostino, LLP, P.O. Box 390187, Wethersfield, Connecticut 06129-0187, owner of 2,000 shares of common stock, that he intends to present at the annual meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal

“Resolved that the shareholders of AmerInst Insurance Group, Ltd. again urge the AmerInst Insurance Group, Ltd. Board of Directors to arrange for the prompt sale of AmerInst Insurance Group, Ltd. to a suitable bidder at a price that will maximize shareholder value.”

Supporting Statement

“I am an original shareholder of AmerInst Insurance Group, Ltd. I do not believe the Company is, or can be, positioned to provide a suitable return to the shareholders. The only viable way it can provide value to the CPA profession, if at all, is as a private company. My opinion is based on; (a) the ongoing significant cost of administration, (b) the lack of any relevant share of the multi-billion dollar reinsurance markets competitively available to this tiny Company and (c) the risks and uncertainties of non-CPA firm business ventures presently being developed by the Board.

The purpose of the Maximize My Shareholder Value Resolution is to, again this year as in 2004, give all AmerInst Insurance Group, Ltd. shareholders the opportunity to tell the Board they support the prompt sale of AmerInst Insurance Group, Ltd. Another strong vote by the shareholders will reinforce to the Board the belief by the shareholders that the sale of AmerInst Insurance Group, Ltd. will maximize shareholder value. The ultimate sale of AmerInst Insurance Group, Ltd. would depend on securing a buyer for the Company whose offer provides shareholders the best value for their investment compared to other options at the Company’s disposal.

The voting of the similar shareholder resolution in 2004, when the effect of the Board-controlled voting block of Treasury Shares is eliminated, should have been reported as:

For	55,826	44.06%
Against	58,139	45.89%
Abstain	12,729	10.05%
	126,694	100.00%

The Board has received at least three offers to purchase all of the outstanding shares of the Company. One offer was made in 1995 by an insurance holding company represented by a then director. The Board hired an outside investment banking firm for a fairness opinion and concluded, based at least in part on that opinion, that the transaction was not fair to shareholders.

Two higher offers were presented to the Board in 2003 and 2004. The Board rejected these offers without a report of a fairness opinion or any other independent assessment of valuation.

This resolution will not be binding on the AmerInst Insurance Group, Ltd. Board. However, the proponent believes that if this resolution again receives strong support from the shareholders, the Board must recognize its fiduciary duty and carry out the request set forth in this resolution.

I URGE YOUR SUPPORT VOTE FOR THIS RESOLUTION,

THANK YOU.”

Statement by the Board of Directors Against the Shareholder Proposal

The Board is unanimously opposed to adoption of the advisory resolution sought by Hallisey & D’Agostino, LLP (the “Hallisey Proposal”), which would undermine AmerInst’s mission and would be disadvantageous to its shareholders.

The Hallisey proposal is in substance the same as a resolution proposed by Mr. Bruce W. Breitweiser at AmerInst’s 2004 Annual General Meeting (the “2004 Proposal”). The Board unanimously opposed the 2004 Proposal, and it was rejected by shareholders. The Board believes that its reasons for opposing the 2004 Proposal apply equally to the Hallisey Proposal, and have been strengthened by developments since the 2004 Annual General Meeting.

During the latter half of 2003, Mr. Breitweiser wrote AmerInst seeking the Board’s endorsement of a proposed offer by him to purchase all of AmerInst’s shares at 75% of book value, subject to downward adjustments. Mr. Breitweiser renewed and raised his offer in September 2004 to 82.57% of book value. The stated purpose of these proposals was to “maximize” shareholder value. With adjustments, his increased proposed purchase price would still have been less than AmerInst’s current redemption price available to retired or deceased shareholders, or the $60 per share paid in the company’s tender offer completed in January 2005.

Mr. Breitweiser’s initial request prompted a comprehensive review by the Board of the current business of AmerInst, its history, its prospects, and, most importantly, its basic corporate purpose. This included discussions with CNA, which reaffirmed that AmerInst’s reinsurance of the CNA accountants professional liability programs—which are endorsed by the AICPA—provides significant value to those insureds, as well as to the accounting profession generally. Based on its detailed review, the Board rejected Mr. Breitweiser’s proposals because they would undermine the basic mission of AmerInst and because the price offered was inadequate for a controlling interest in AmerInst.

AmerInst commenced business in 1988 to provide a stabilizing influence on the design, pricing and availability of accountants professional liability insurance for individual CPA practitioners and local CPA firms. During the three years prior to AmerInst’s formation, the market for accountants malpractice insurance had severely deteriorated: the number of commercial underwriters covering that risk had declined from 18 to 3; policy limits were sharply reduced; coverage was restricted; and premium rates were increased by as much as 1,000%. These conditions caused many practitioners to reduce their coverage, and some to forgo it entirely.

That crisis caused the AICPA, through its Professional Liability Insurance Plan Committee (“PLIP Committee”), to explore possibilities for ameliorating the adverse and deteriorating market conditions. The result was the formation of AmerInst, which initially was intended to directly insure individual CPAs and local CPA firms, with its shareholders to have priority in obtaining malpractice coverage from it. When the market for accountants professional liability insurance improved sooner than expected, this intention evolved into AmerInst reinsuring the commercial primary insurance underwriter endorsed by the PLIP Committee. Since 1993, CNA has been so endorsed and reinsured by AmerInst. CNA currently insures about 23,000 individual practitioners and local firms throughout the country.

Consistent with its original purpose, AmerInst remains as a stand-by direct insurer of accountants professional liability for individual CPAs and local firms if the commercial market becomes unwilling or unable to offer such coverage for a reasonable premium and at reasonable terms. Under current conditions, this is not a hypothetical role. The casualty market has severely hardened in the last few years for accountants professional liability and other professional liability lines. The causes for this include a national litigious culture which now looks to professionals to cover business disappointments; tensions over alleged inherent conflicts between the duties of a consultant and of an auditor; downward pressure on audit fees; and new obligations imposed by legislation such as Sarbanes-Oxley and the tax shelter rules. The result is that the Big 4 have become uninsurable in the commercial market. Regional accounting firms are facing highly selective underwriting, severe premium increases and restrictions in coverage, which have induced Accountants’ Liability Assurance Company Ltd. (a Bermuda mutual company owned by approximately 24 mid-size U.S. accounting firms which provides professional liability insurance to its mutual owners) to recommence underwriting in May 2003 after withdrawing five years earlier from the then soft market. Over the last two to three years, many individual practitioners and local firms have experienced significant rate increases.

To fulfill its potential role as a direct underwriter, AmerInst has regularly plowed back a portion of its earnings to increase its net worth, which has grown from an initial $7.4 million to $22.1 million as of December 31, 2004, after the payment of annual dividends since 1995 totaling about $10.7 million, including the $3.5 million special dividend paid in January of 2004 (but prior to payment of approximately $3.9 million to tendering shareholders upon completion of the company’s self-tender offer in January 2005). AmerInst has been profitable in 13 of 16 full years of operation, even though its loss reserving, under the guidance of its independent actuaries, has been conservative. Thus, each shareholder has stand-by protection from AmerInst for malpractice coverage, which is essential for the conduct of an individual’s or a firm’s professional practice.

AmerInst’s existing net worth would, under Bermuda insurance regulations, permit it to provide, at current market premium rates, $1,000,000 of primary malpractice coverage to each of its shareholders, with considerable unused capacity available to underwrite non-shareholders or to reinsure other programs.

The Hallisey Proposal would not increase shareholder value. In addition to severing the primary business purpose of AmerInst from its core ownership constituency, any cost savings from taking AmerInst private would go to the purchaser of the company, as would profits from continuing business or profits from liquidating it. AmerInst has consistently calculated its loss reserves conservatively. A dramatic example of that conservatism is the aforementioned special dividend paid in January of 2004, triggered by the reduction in loss reserves based on the actuarial recommendations of Milliman USA, AmerInst’s independent actuaries. Notwithstanding that reduction, AmerInst’s existing loss reserves remain conservatively calculated.

Furthermore, in an effort to increase shareholder liquidity, the company commenced a modified “Dutch-auction” self-tender offer for its shares in December of 2004, which resulted in the company’s subsidiary, AmerInst Investment Company, Ltd., accepting for purchase 65,959 shares from approximately 22% of the company’s shareholders at a purchase price of $60 per share. The Board believes that the combination of AmerInst’s annual dividend, the special dividend in January of 2004, and the tender offer have provided ample opportunities for liquidity to the company’s shareholders, and that the Hallisey proposal is an unnecessary and ill-advised measure.

When the almost identical 2004 Proposal was put before AmerInst shareholders at last year’s Annual General Meeting, it received affirmative votes from holders of less than 19% of the Company’s shares, or approximately 44% of those voting, in each case excluding shares held by Investco. The Board believes the company’s shareholders correctly rejected this proposal last year, and recommends that they do the same this year.

To preserve AmerInst’s mission to provide stand-by professional liability protection for its shareholders regardless of market conditions, the Board recommends that you vote “AGAINST” the Hallisey Proposal.

ITEM 3(b)—SHAREHOLDER PROPOSAL #2

The Company has been advised by Bruce W. Breitweiser, Managing Partner, Dunbar, Breitweiser & Company, LLP, 202 North Center Street, Bloomington, Illinois 61701, the beneficial owner of 294 shares of common stock, that he intends to present at the annual meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and its supporting statement, presented below, as received from the proponent. The Company’s reasons for opposing the proposal are also presented below.

Proposal

“Resolved that the shareholders of AmerInst Insurance Group, Ltd. require the AmerInst Insurance Group, Ltd. Board of Directors to immediately discontinue the practice of voting the shares of AmerInst Insurance Group, Ltd. owned by AmerInst Investment Company, Ltd. (treasury shares).”

Supporting Statement

“I served as a director of AmerInst Insurance Group, Ltd., and its predecessor Company, AmerInst Insurance Group, Inc., from 1991 to 2003. My last positions were Vice-chairman of the Board of Directors and chairman of the audit committee. The only director with longer tenure with the Board is Chairman Ronald Katch.

The present market for shareholders of AmerInst Insurance Group, Ltd. desirous of selling their shares (and for estates of deceased shareholders) is the redemption of such shares by a wholly-owned subsidiary, AmerInst Investment Company, Ltd. (Investco). There may be justifiable business reasons in the resident country of Bermuda for Investco to be the owner of the shares. However, it is also the present practice for Investco to issue its proxy to the shares to members of the Board of Directors of its parent commonly, AmerInst Insurance Group, Ltd., for voting on shareholder matters.

An example of the unacceptable use of this practice can be seen in the results of the voting for or against the Shareholder Resolution at the 2004 Annual Meeting of Shareholders that were reported by the Board. The voting results were reported to the shareholders in a fashion that does not accurately reflect the sentiment of the shareholders.

Without 31,805 Treasury Shares	For	55,826	44.06%
	Against	58,139	45.89%
	Abstain	12,729	10.05%

		126,694	100.00%

As Reported to the Shareholders, and With the 31,805 Treasury Shares	For	55,826	38.30%
	Against	89,944	61.70%
	Abstain	0	0.00%

		145,770	100.00%

At September 30, 2004, Investco owned 33,090 shares of AmerInst Insurance Group, Ltd. The proxy represents approximately 10% of all shares of AmerInst Insurance Group, Ltd. issued and outstanding. The practice of the Board to provide liquidity to the shareholders through redemption by privately-negotiated transactions will only increase the future holdings of Investco and, with the present voting practice of the Board, build a larger control block of votes that can be cast as they so choose.

Voting of treasury stock is illegal for companies domiciled in the United States.

The primary purpose of the No Voting of Treasury Shares Resolution is to compel the Board of Directors to comply with United States laws. Even though it may be legal under Bermuda law, the voting of shares of treasury shares was not a reason for moving the Company to Bermuda.

Another purpose of the No Voting of Treasury Shares Resolution is to give all AmerInst Insurance Group, Ltd. shareholders the opportunity to send a message to the AmerInst Insurance Group, Ltd. Board that they do not support the present practice of the Board being able to influence, and possibly control, the outcome of any shareholder vote.

I URGE YOUR SUPPORT VOTE FOR THIS RESOLUTION,

THANK YOU.”

Statement by the Board of Directors Against the Shareholder Proposal

The Board is unanimously opposed to adoption of the resolution proposed by Mr. Bruce W. Breitweiser (the “Breitweiser Proposal”), which would interfere with the ability of the Company’s shareholders to govern the Company.

The actions of Mr. Breitwieser in attempting to acquire the Company, and his proposal at the 2004 Annual General Meeting (which was been substantially repeated by the Hallisey Proposal), are described above in the Board’s Statement Against the Hallisey Proposal. Prior to beginning those attempts, Mr. Breitweiser had not objected to the voting of shares held by Investco, and in fact acted as a co-proxy in voting such shares on more than one occasion. The Board therefore believes that Mr. Breitweiser is making his proposal in an effort to remove a perceived obstacle to his acquisition of the Company.

Mr. Breitweiser uses incorrect and inapplicable language in his proposal and supporting statement, insofar as he mislabels the shares of the Company owned by its subsidiary, AmerInst Investment Company, Ltd. (“Investco”), as “treasury shares” and declares the practice of voting treasury shares to be illegal for companies domiciled in the United States. Treasury shares are shares of a Company’s stock that are reacquired by the issuing company and that are considered issued but not outstanding. The shares owned by Investco were not acquired by the Company, are considered outstanding under Bermuda law, and therefore are not treasury shares. The voting of such shares is also completely proper under the Bermuda Companies Act 1981, the law where the Company is domiciled.

Contrary to Mr. Breitweiser’s implication that the ownership of shares by Investco serves to enhance the Board’s control, the reason for the repurchase and holding of shares by Investco is that such ownership permits the Company to realize tax and regulatory advantages that would not be available if the shares were, in fact, held as treasury shares.

Because the shares held by its subsidiary are deemed to be outstanding under Bermuda law, they are, in effect, an asset of the Company that is under the Board’s management, requiring that the Board, in the exercise of its fiduciary duties, determine how that asset is utilized (including whether to hold or sell the shares, and how to vote such shares).

Moreover, because that decision may directly affect the Company’s fortunes, the Board’s fiduciary duty with respect to such shares is heightened. For example, Section 12 of the Company’s Bye-laws provides for a classified board, and a vote of 75% of the outstanding shares is required to amend that bye-law; the adoption of the Breitweiser Proposal would effectively freeze the classified board provision in place, since Investco now owns close to 30% of the Company’s outstanding shares, which could have an anti-takeover effect. Other actions requiring approval of a majority (or other specified percentage) of the Company’s outstanding shares would also become more difficult to accomplish.

The Board believes that the Breitweiser Proposal has the potential to seriously impede the normal fiduciary governance of the Company.

To preserve the shareholders’ ability to fully govern the Company, the Board recommends that you vote “AGAINST” the Breitweiser Proposal.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2005 with respect to beneficial ownership of our common shares by each person who, to our knowledge, is a holder of more than 5% of our common shares and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of March 31, 2005, and has been supplied by each of the persons included in the table.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
AmerInst Investment Company, Ltd.(2)	100,027	30.2%
Ronald S. Katch, CPA(3)	400	*
Jerrell A. Atkinson, CPA	216	*
Irvin F. Diamond, CPA	2,000	*
Jeffry I. Gillman, CPA(4)	100	*
Jerome A. Harris, CPA	817	*
John T. Schiffman	51	*
David N. Thompson, CPA	329	*
Stuart Grayston	—	*
Murray Nicol, CA	—	*
All Directors and Officers as a Group (9 Persons)	3,913	1.2%

*	Represents less than 1% of our outstanding common stock.
(1)	The address of each such person is c/o USA Risk Group of Bermuda, Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	AmerInst Investment Company, Ltd. is a wholly-owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it. AmerInst Investment Company, Ltd. has indicated that it intends to vote the common shares held by it for each of the board’s nominees for director and for the appointment of Deloitte & Touche, and against each of the shareholder proposals.
(3)	Katch, Tyson & Company, CPAs, of which Mr. Katch is a partner, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those common shares.
(4)	Gillman & Shapiro, P.A., of which Mr. Gillman is the managing shareholder, is the record and beneficial owner of the common shares shown and has sole voting and investment power with respect to those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership with the U.S. Securities and Exchange Commission. They also are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of the forms we received, we believe that during 2004 all filing requirements were complied with.

Certain Transactions and Relationships

Since 1967 the AICPA has sponsored the AICPA Professional Liability Insurance Plan. The initial and historical business of AmerInst Insurance Group, Ltd., has been to act as a reinsurer of professional liability insurance policies having effective dates on or after April 1, 1988, that are issued by the primary insurer under the AICPA Sponsored Plan. This business is conducted through an insurance company subsidiary.

The Professional Liability Insurance Plan Committee (PLIP) of the AICPA evaluates the AICPA Sponsored Plan periodically in order to effect changes that the committee believes will result in a stable and competitively priced source of professional liability insurance coverage for accounting firms insured under the Sponsored Plan. To that end, the PLIP Committee was involved in the organization of AIIG and its insurance company subsidiary, including the selection of the initial directors of AIIG. However, the AICPA does not direct the affairs of, is not responsible for any obligations of, nor does it receive any direct or indirect economic benefit from, us.

Although we have entered into reinsurance agreements with the primary insurer under the AICPA Sponsored Plan and intend to cooperate with the AICPA in the provision, through such reinsurance agreements and otherwise, of reinsurance capacity for the AICPA Sponsored Plan, we have no contractual right to long-term involvement in the AICPA Sponsored Plan. Similarly, other than as provided by the previously mentioned reinsurance agreements, we are not obligated to use our reinsurance capacity as part of the AICPA Sponsored Plan and may, in the discretion of our board of directors, provide reinsurance for accountants’ professional liability coverage in programs not sponsored by the AICPA.

USA Risk Group (Bermuda) Ltd. provides management services to us pursuant to a management agreement. We paid to USA Risk Group (Bermuda) Ltd. $187,500 pursuant to this agreement during 2004. Mr. Grayston, a director and President of the Company, and Mr. Nicol, a director, Vice President and Treasurer of the Company, are the President and Senior Account Manager and Vice President, respectively, of USA Risk Group (Bermuda) Ltd.

Other Proposals

In addition to the two shareholder proposals described elsewhere in this proxy statement, we received notice from Kimball, Paris & Gugliotti, P.C., of its intention to present a proposal at the annual meeting. As permitted under the rules of the Securities and Exchange Commission, we have omitted that proposal from this proxy statement. If the proposal is nevertheless properly presented at the annual meeting, the individuals named as proxies on the enclosed proxy card intend to exercise their discretion to vote against the proposal.

Annual Report to Stockholders

We have mailed this proxy statement to each stockholder entitled to vote at the annual meeting. A copy of our 2004 annual report accompanies this proxy statement. Included in the 2004 annual report are our consolidated financial statements for the fiscal year ended December 31, 2004. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004 by contacting the Shareholder Services Division in writing at P.O. Box 1330, Montpelier, Vermont 05601; by phone at 800-422-8141; or via the Internet at www.AmerInst.bm. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be laid before the annual meeting, but no stockholder action will be required concerning those statements.

Solicitation of Proxy

We will pay the expenses of the preparation of the proxy materials and the solicitation by the board of directors of your proxy. We have retained The Altman Group, Inc. to assist us in the solicitation and tabulation of proxies. We will pay The Altman Group, Inc. an aggregate fee of $5,000 plus an additional fee per call and reimbursement of expenses, for these services. Our directors, officers and employees and USA Risk Group (Bermuda) Ltd., our management company, none of whom will receive any additional compensation for soliciting, may also solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2006 Annual Meeting

Under U.S. Securities and Exchange Commission rules, stockholders who intend to present a proposal at the 2006 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Secretary, AmerInst Insurance Group, Ltd., c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. We must receive the proposal no later than January 13, 2006. We will be entitled to exercise discretionary proxy authority with respect to any other proposals presented by stockholders at that meeting unless we are notified of such proposals no later than March 29, 2006.

By order of the Board of Directors

RONALD S. KATCH

Chairman of the Board

AmerInst Insurance Group, Ltd.

AMERINST INSURANCE GROUP, LTD.	PROXY

This Proxy is solicited on behalf of the Board of Directors

for the Annual General Meeting to be held June 2, 2005.

Ronald S. Katch and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. which the undersigned may be entitled to vote at the Annual General Meeting to be held on June 2, 2005, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the four director nominees listed and a vote FOR the appointment of Deloitte & Touche as the Company’s independent auditors. The Company’s directors recommend a vote AGAINST each of proposals 3(a) and 3(b). The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at said meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND

RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date , 2005

Signature(s)
(please sign below exactly as your name or names appears in our records)

Print Name

E-mail:

Tel#:

(Continued on reverse side.)

If you plan to attend the annual meeting please check this box.  ☐

If address change has been noted on the

reverse side of this card please check this box.  ☐

AMERINST INSURANCE GROUP, LTD.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. 0

The Board of Directors recommends that you vote FOR all of the directors listed below and FOR the appointment of Deloitte & Touche.
DIRECTORS RECOMMEND

1.	To elect Jeffry I. Gillman, Irvin F. Diamond, Jerrell A. Atkinson, and John T. Schiffman as directors.	FOR—>>>	FOR all nominees (except as indicated) 0	WITHHOLD AUTHORITY for all nominees 0	WITHHOLD AUTHORITY for the following nominees only:

2.	To appoint Deloitte & Touche as AmerInst Insurance Group, Ltd.’s independent auditors until the next annual meeting of stockholders at a remuneration determined by the board of directors.	FOR—>>>	For 0	Against 0	Abstain 0

The Board of Directors recommends that you vote AGAINST both of the shareholder proposals presented below.
DIRECTORS RECOMMEND

3(a).	Shareholder Proposal - “Maximize My Shareholder Value”, if properly presented at the meeting.	AGAINST—>>>	For 0	Against 0	Abstain 0

3(b).	Shareholder Proposal - “No Voting of Treasury Shares”, if properly presented at the meeting.	AGAINST—>>>	For 0	Against 0	Abstain 0

IMPORTANT: Please date this proxy and sign on the reverse side exactly as your name or names appear(s) in our records. If your shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. In order to ensure that your shares will be represented at the annual meeting, please sign, date, and return this proxy promptly in the enclosed postage-prepaid envelope or by facsimile to The Altman Group, Inc. at (201) 460-1542.